FOR IMMEDIATE RELEASE	June 28, 2018
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

THE MOBILE, AL MSA

Freehold, New Jersey June 28, 2018 Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 362,942 square foot industrial building located at 6735 Trippel Road, Theodore, AL at a purchase price of $33,688,276. The property is net-leased for 11 years to Amazon Fulfillment Service, Inc., a Delaware corporation. The building is situated on approximately 31.27 acres.

Michael P. Landy, President and CEO, commented, “We have long positioned Monmouth as a company with strong linkages to the digital economy. This acquisition marks our second property leased to Amazon. The Port of Mobile has been experiencing substantial demand as the result of the recently completed Panama Canal expansion. With two interstate highway systems and five Class-1 railroads serving the port, this region is very well situated to generate meaningful long-term growth.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 109 properties containing a total of approximately 20.5 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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